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                                                                  For SEC Filing
                                                                  Purposes Only:
                                                                  Rule 424(b)(5)
                                                               File No. 33-54996


           Prospectus Supplement to Prospectus Dated November 2, 1995


                       SERVICE CORPORATION INTERNATIONAL


           Terms of 5-1/2% Convertible Debentures, Series O due 2005


Title:                    5-1/2% Convertible Debentures, Series O, due
                          2005 (the "Debentures").

Principal Amount:         $800,000 in aggregate principal amount of the
                          Debentures will be issued as consideration for the outstanding capital stock of Lawn
                          Haven Memorial Gardens, Inc.

Conversion Price:         $48.81 per share, subject to adjustment.

Conversion Date:          On or after November 17, 1996.

Maturity Date:            November 16, 2005.

Interest Rate:            5-1/2% per annum accruing from November 16, 1995.

Federal Tax Matters:      The applicable federal rate on long-term indebtedness
                          for November 1995, compounded quarterly, is 6.40% for purposes of determining the original issue discount applicable to the Debentures for federal income tax purposes. The original issue discount per $1,000 principal amount of the Debentures is $66.21.

Other Matters:            Payments of principal and interest on the Debentures
                          are subject to the Company's rights of set-off as provided in the agreement governing the acquisition.


                          The Date of this Supplement is November 13, 1995.